UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2017

SunCoke Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35423	90-0640593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (603) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On May 24, 2017, SunCoke Energy, Inc., as borrower (the “Borrower”), the several lenders party thereto from time to time and Bank of America, N.A., as administrative agent, entered into a credit agreement which amended and restated the Borrower’s existing credit agreement, dated July 26, 2011 (as amended and restated, the “Credit Agreement”).

The Credit Agreement provides for a $100 million secured credit facility allowing for the borrowing of revolving loans and, subject to a $50 million sublimit, the issuance of letters of credit. Loans under the Credit Agreement bear interest, at the Borrower’s option, at a rate per annum equal to either the adjusted Eurodollar Rate (which is the London Interbank Offered Rate (“LIBOR”), which cannot be less than zero, adjusted for eurocurrency reserve requirements) for interest periods of one, two, three or six months plus a specified margin, or the Alternate Base Rate, plus a specified margin. The Alternate Base Rate is a fluctuating rate equal to the highest of (a) the Federal Funds Effective Rate (which cannot be less than zero) plus 0.50%, (b) the rate of interest publicly announced from time to time by Bank of America as its “prime rate” and (c) LIBOR plus 1.0%. The specified margin ranges from 0.75% to 1.25% for loans bearing interest at the Alternate Base Rate and from 1.75% to 2.25% for loans bearing interest at the adjusted Eurodollar Rate. The specified margin is calculated based upon the Borrower’s consolidated total leverage ratio from time to time.

Fees payable with respect to outstanding letters of credit range from 1.75% to 2.25% depending on the Borrower’s consolidated total leverage ratio from time to time and a fronting fee of 0.25% per annum. Unused commitments are subject to a commitment fee of 0.40% per annum.

The Credit Agreement matures on May 24, 2022, at which time all amounts then outstanding under the Credit Agreement will become due. Mandatory prepayments also will be required for certain sales of assets, certain events of loss, or incurrence of additional indebtedness not permitted under the Credit Agreement.

The Credit Agreement allows the Borrower, subject to certain conditions, to obtain up to $50 million of incremental revolving loans or term loans subject to obtaining commitments from existing or additional lenders.

The Credit Agreement contains certain covenants, restrictions and events of default including, but not limited to, limitations on the ability of the Borrower and its subsidiaries to (i) incur indebtedness, (ii) make distributions, (iii) prepay, redeem or repurchase certain debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge.

The Credit Agreement also contains financial covenants requiring the Borrower and its consolidated subsidiaries to maintain:

•	A maximum consolidated total funded debt to EBITDA ratio not to exceed 3.25 to 1.0 for any period of four consecutive fiscal quarters, commencing with the fiscal quarter ending June 30, 2017 and for every fiscal quarter thereafter until the maturity of the Credit Agreement; and

•	A minimum EBITDA to interest expense ratio not to be less than 2.75 to 1.0 for any period of four consecutive fiscal quarters, commencing with the fiscal quarter ending June 30, 2017 and for every fiscal quarter thereafter until the maturity of the Credit Agreement.

If an event of default (as such term is defined in the Credit Agreement) occurs, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of the lenders’ commitments thereunder, foreclosure on collateral, and all other remedial actions available to a secured creditor.

The obligations under the Credit Agreement are guaranteed by certain of the Borrower’s subsidiaries and secured by liens on substantially all of the Borrower’s and the guarantors’ real and personal property assets pursuant to (i) an amended and restated guarantee and collateral agreement among the Borrower, the subsidiaries of the Borrower party thereto and Bank of America, N.A, as administrative agent and collateral agent for the secured parties and (ii) mortgages and deeds of trust covering properties in Virginia.

The Borrower will use the proceeds of the Credit Facility to finance capital expenditures, acquisitions, working capital needs, the making of distributions, the repayment of other indebtedness, and for other general corporate purposes.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated by reference herein. The foregoing descriptions of the Credit Agreement is qualified in its entirety by reference to the actual terms of the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this report is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated May 24, 2017, among SunCoke Energy, Inc., as borrower, the several lenders party thereto from time to time and Bank of America, N.A., as administrative agent.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

Date: May 25, 2017	By:	/s/ Fay West
Fay West
Senior Vice President Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated May 24, 2017, among SunCoke Energy, Inc., as borrower, the several lenders party thereto from time to time and Bank of America, N.A., as administrative agent.